MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2/A, Amendment No. 2 of Bold View Resources Inc., of our report dated August 7, 2007 on our audit of the financial statements of Bold View Resources Inc. as of May 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the year then ended and since inception on January 30, 2007 through May 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
October 3, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501